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                                                                   EXHIBIT 99(D)


                                    CONSENT
                                       OF
                          CS FIRST BOSTON CORPORATION



Board of Directors
Houston Industries Incorporated
1111 Louisiana Street
Houston, Texas  77002

Members of the Board:

                 We hereby consent to (i) the inclusion of our opinion letter, dated August 11, 1996, to the Board of Directors of Houston Industries Incorporated ("HI") as Appendix B to the Joint Proxy Statement/Prospectus of HI, Houston Lighting & Power Company ("HL&P") and NorAm Energy Corp. ("NorAm") relating to the proposed merger transaction involving HI, HL&P and NorAm, and
(ii) references made to our firm and such opinion in such Joint Proxy Statement/Prospectus under the captions entitled "SUMMARY - Opinions of Financial Advisors," "THE TRANSACTION - Background of the Transaction" and "THE TRANSACTION - Opinion of HI's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                        CS FIRST BOSTON CORPORATION



                                        By: /s/ CS FIRST BOSTON CORPORATION
                                            ------------------------------------

October 14, 1996